As filed with the Securities and Exchange Commission on June 10, 1998
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                D.R. HORTON, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                         1531                  75-2386963
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number) Identification No)

                                                     Charles N. Warren
                                                   Senior Vice President
                                                    and General Counsel
   1901 Ascension Blvd., Suite 100            1901 Ascension Blvd., Suite 100
       Arlington, Texas 76006                      Arlington, Texas 76006
           (817) 856-8200                              (817) 856-8200
  (Address, including zip code, and         (Name, address, including zip code,
telephone number, including area code, of   and telephone number, including area
registrant's principal executive offices)        code, of agent for service)

           The Commission is requested to mail copies of all orders,
                         notices and communications to:
                             Irwin F. Sentilles, III
                           Gibson, Dunn & Crutcher LLP
                          1717 Main Street, Suite 5400
                               Dallas, Texas 75201
                                 (214) 698-3100

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                                   ----------
         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                   ----------

                                                CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                          Amount to     Proposed Maximum    Proposed Maximum        Amount of
   Title of Each Class of Securities          be         Offering Price    Aggregate Offering     Registration
            to be Registered              Registered      Per Share (1)           Price                Fee
---------------------------------------   ----------    ----------------   ------------------     ------------
Common Stock (par value $.01 per share)   10,000,000          $17.82         $178,200,000.00       $52,569.00
==============================================================================================================

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c), based upon the average of the high and low reported prices of the Common Stock, $.01 par value, of the Registrant on the New York Stock Exchange on June 3, 1998.

                                   ----------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1998

PROSPECTUS
                                D.R. Horton, Inc.

                                10,000,000 Shares
                                  Common Stock
                                ($.01 Par Value)

                                   ----------

         This Prospectus relates to up to 10,000,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of D.R. Horton, Inc., a Delaware corporation (the "Company"). The Company may offer and issue Shares from time to time in connection with acquisitions by the Company or its subsidiaries of the assets or securities of other entities. Such acquisitions may include exchanges, mergers and other forms of business combinations. The consideration for such exchanges, mergers and combinations may consist of cash, assumption of liabilities, evidences of debt, Common Stock or combinations thereof. The Company also may issue Shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by the Company from time to time in connection with such acquisitions.

         The Company anticipates that the terms of acquisitions in connection with which Shares are issued will be determined through direct negotiations with the securities holders or controlling persons of the businesses being acquired. Factors taken into account in determining such terms may include earnings power, quality of management, properties, market location and position, and growth potential. The Company also anticipates that Shares issued in connection with such acquisitions will be valued, for purposes of determining the number of Shares to be issued, at prices related to the market price of the Common Stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the Shares are issued. No underwriting discounts or commissions will be paid in connection with the issuance of Shares, although finders' fees may be paid from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed an "underwriter" within the meaning of the Securities Act of 1933.

         The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol DHI. On June 5, 1998, the last sale price of the Common Stock as reported on the NYSE was $19.00 per share.

                                   ----------

           SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF
          CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
                             ACQUISITION OF SHARES.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is __________ _____, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material is also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and such Shares, reference is made to the
Registration Statement, including the documents and exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM: D.R. HORTON, INC., 1901 ASCENSION BLVD., SUITE 100, ARLINGTON, TEXAS, 76006, ATTENTION: DAVID J. KELLER, CHIEF FINANCIAL OFFICER (TELEPHONE 817-856-8200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION MUST BE MADE.

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997 and March 31, 1998; the Company's Current Reports on Form 8-K (i) dated February 29, 1997 and filed with the Commission on March 13, 1997, (ii) dated December 19, 1997 and filed with the Commission on December 24, 1997, (iii) dated April 14, 1998 and filed with the Commission on April 14, 1998, (iv) dated April 20, 1998 and filed with the Commission on April 21, 1998, (v) dated April 20, 1998 and filed with the Commission on May 4, 1998, and (vi) dated June 5, 1998 and filed with the Commission on June 8, 1998; and pages two through eight ("Beneficial Ownership of Common Stock" through
"Executive Compensation-Compensation Committee Interlocks and Insider Participation") and page eleven ("Executive Compensation-Transactions with Management") contained in the Company's Proxy Statement dated December 12, 1997 (relating to the 1998 Annual Meeting of Stockholders and incorporated into the Company's Annual Report on Form 10- K), are incorporated into this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         The Company is a national homebuilder constructing and selling single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company offers high-quality homes, designed principally for the entry-level and move-up market segments. The Company's homes generally range in size from 1,000 to 5,000 square feet and in price from $80,000 to $600,000, with an average sales price of approximately $156,200 for the year ended September 30, 1997, and approximately $149,800 for the six months ended March 31, 1998.

         The Company is one of the most geographically diversified homebuilders in the United States, with operating divisions in 23 states and 38 markets. These markets are Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro,
Greenville, and Hilton Head, S.C., Houston, Jacksonville, Kansas City, Las Vegas, Los Angeles, Louisville, Ky. Minneapolis/St. Paul, Myrtle Beach, S.C., Nashville, New Jersey, Newport News, Va., Orlando, Pensacola, Phoenix, Portland, Raleigh/Durham, Richmond, Salt Lake City, San Antonio, San Diego, South Florida, St. Louis, Tucson, suburban Washington, D.C. and Wilmington, N.C.

         The Company was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton. Since July 1993, the Company has acquired several homebuilding companies. On April 20, 1998, the Company acquired Continental Homes Holding Corp. ("Continental"), a geographically diversified homebuilder, through the merger of Continental into the Company (the "Merger"). In the Merger, the Company issued approximately 15.5 million shares of the 53 million shares of its Common Stock which are outstanding, and Continental's outstanding convertible securities became convertible into an additional approximately 8.2 million shares of Common Stock. The Merger has been accounted for as a pooling of interests. Accordingly, the Company's financial information for prior periods in the section hereof entitled "Selected Financial Data" has been restated to show the combined results of the Company and Continental; and, in the description of business in this section, Continental has been combined with the Company.

         The Company's principal executive offices are located at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, and its telephone number is (817) 856-8200.

                                  RISK FACTORS

         The following risk factors should be considered carefully in connection with an acquisition of Shares. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus.

         The statements contained in this Prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Prospectus and any Prospectus Supplements, in presentations to investors, and in oral statements made by or with the approval of an executive officer of the Company, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks, uncertainties and other factors that may cause the Company's actual results to differ materially from the results discussed in the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic and market conditions, changes in interest rates and the availability of mortgage financing, changes in costs and availability of material, supplies and labor, general competitive conditions, the availability of capital and the ability to effect acquisitions successfully.

         The following discussion contains certain cautionary statements regarding the Company's business and results of operations. These statements discuss matters which may in part be discussed elsewhere in this Prospectus and which may have been discussed in other documents incorporated herein by reference. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, the Company is not undertaking to address or update each factor in future filings with the Commission or communications regarding the Company's business or results, and is not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

         General Economic, Real Estate and Other Conditions. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers, interest rates, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, including competitive overbuilding, availability and cost of building lots, materials and labor, weather conditions, delays in construction schedules, cost overruns, changes in governmental regulation and increases in real estate taxes and other local government fees. Moreover, homebuilders are subject to the risks associated with natural disasters such as hurricanes, earthquakes and fires. The Company and its competitors also are impacted by comprehensive local, state and Federal statutes and rules regulating environmental matters, zoning, building design and density requirements, as they affect the availability and cost of building lots and land for development and the timing of development and homebuilding activities.

         Inventory risk can be substantial for homebuilders. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, there can be no assurance that the Company will not dispose of certain subdivision inventories on a bulk or other basis which may result in a loss. The Company must, in the ordinary course of its business, continuously seek and make acquisitions of land for expansion into new markets as well as for replacement and expansion of land inventory within its current markets. Although the Company employs various measures designed to manage inventory risks, there can be no assurance that such measures will be successful.

         Interest Rates; Mortgage Financing. Virtually all purchasers of the Company's homes finance their acquisitions through lenders providing mortgage financing. In general, housing demand is adversely affected by increased interest rates, decreasing availability of mortgage financing, increasing housing costs and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, operating results may be negatively impacted. The Company's homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers can sell their existing homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration and Veterans Administration mortgage financing is an important factor in marketing many of the homes of the Company. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales.

         Competition. The homebuilding industry is highly competitive and fragmented. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. The Company competes with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders.

         Future Capital Requirements. The operations of the Company require significant amounts of cash, and the Company will be required to seek additional capital for the future growth and development of its business. There can be no assurance as to the terms or availabilities of such additional capital. If the Company is not successful in obtaining sufficient capital, it could result in a reduction in sales and may adversely affect the Company's future growth and results of operations.

         No Assurance of Successful Acquisitions. From July 1993 through the present, the Company has acquired several homebuilding companies. In the future, the Company intends to acquire additional companies. Subsequent to the acquisitions, the previous owners of the acquired companies normally have continued to manage their operations as subsidiaries or divisions of the Company. There can be no assurance that the Company will continue to be able to successfully integrate the operations of its acquisitions, including any acquisitions in connection with which Shares are issued, and realize the earnings enhancements that may be available. In addition, there can be no assurance that the Company will be able to implement successfully its operating and growth strategies in each of its markets. Finally, there can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage the acquired companies profitability.

         Potential Impact of Certain Large Stockholdings. Donald R. Horton and other affiliates of the Company own, directly or indirectly, approximately 27% of the Common Stock. Accordingly, such persons may effectively be able to elect the entire Board of Directors of the Company and control its management, operations and affairs.

         Uncertainty as to Market Price of the Common Stock. Because the market price of the Common Stock is subject to fluctuation, the market value of the Shares that securities holders of acquired businesses may receive in the acquisitions may increase or decrease prior to and following acquisitions. There can be no assurance that at or after the acquisition the shares of the Common Stock will trade at or near the prices upon which the acquisition was based, or the prices at which such shares have traded in the past. The prices at which shares of the Common Stock trade may be influenced by many factors, including the liquidity of the Common Stock, the impact of the Common Stock issued in the acquisitions or upon possible conversion of outstanding convertible notes, investor perceptions of the Company and the homebuilding industry, the Company's operating results, the Company's dividend policy and general economic and market conditions. See "PER SHARE PRICES AND DIVIDENDS."

         Potential Anti-takeover Effects of Preferred Stock and Certain Charter and Bylaw Provisions. The Company is authorized to issue up to 30,000,000 shares of Preferred Stock in one or more series, the terms of which may be determined at the time of issuance by the Company's Board, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. Although the Company currently has no plans to issue any shares of Preferred Stock, the issuance of Preferred Stock in the future could affect the rights of the holders of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, or otherwise delay, discourage , or prevent a change in control of the Company. In addition, certain provisions in the Company's charter and bylaws prohibiting stockholder action by written consent, increasing the vote required to remove directors, limiting the persons who may call special meetings of stockholders and providing time limitations for stockholder nominations for director and other stockholder proposals could delay, discourage, or prevent a change in control of the Company. See "DESCRIPTION OF CAPITAL STOCK."

                             SELECTED FINANCIAL DATA

         The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with the supplemental consolidated financial statements, related notes thereto and other financial data incorporated herein. These historical results are not necessarily indicative of the results to be expected in the future.

         In 1993, the Company changed its fiscal year end to September 30, thus operating information for the nine months then ended represents the Company's fiscal period.

                                                                                      Six Months Ended
                                        Periods Ended September 30,                       March 31,
                         ----------------------------------------------------------  ------------------
                           Nine
                          Months                        Years
                         --------  ------------------------------------------------  ------------------
                           1993      1993      1994      1995      1996      1997      1997      1998
                         --------  --------  --------  --------  --------  --------  --------  --------
                                                (In millions, except per share amounts)
Income Statement                                                                        (Unaudited)
Data: (1) (2)
Revenues ............    $  345.5  $  452.3  $  734.4  $  862.8  $1,136.2  $1,567.5  $  655.0  $  867.5
Net income from
continuing operations        14.0      19.3      30.7      34.4      53.2      65.3      27.6      37.8
Net income per share
from continuing
operations
     Basic ..........         .36       .50       .75       .80      1.15      1.29       .57       .72
     Diluted ........         .36       .49       .72       .77      1.07      1.16       .51       .64
Cash dividends
declared per common..          --        --        --        --        --       .06       .02       .04
share (3)

                                                 As of September 30,                         As of March 31,
                               -------------------------------------------------------    --------------------
                                 1993       1994        1995        1996        1997        1997        1998
                               --------   --------    --------    --------    --------    --------    --------
                                                               (In millions)
Balance Sheet Data: (1) (2)                                                                    (Unaudited)
Inventories................    $  271.6   $  409.5    $  574.2    $  690.2    $1,024.3    $  935.8    $1,229.4
Total Assets...............       346.2      536.4       705.6       841.3     1,248.3     1,133.2     1,508.0
Notes Payable..............       177.0      276.9       402.7       420.2       650.7       591.2       846.1
Stockholders' Equity.......       117.4      183.1       216.6       306.6       427.9       388.4       465.1

----------
(1) See Note C to the audited financial statements contained in the Company's Current Report on Form 8-K, dated June 5, 1998, and
         incorporated  herein,  for  details  concerning   acquisitions  by  the
         Company.

(2) On April 20, 1998, the Company and Continental consummated a merger pursuant to which Continental was merged into the Company, with 2.25 shares of the Common Stock being exchanged for each outstanding share of Continental. Approximately 15.5 million shares of the Common Stock were issued to effect the Merger and Continental's outstanding convertible securities became convertible into an additional approximately 8.2 million shares of Common Stock. The Merger with Continental was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if Continental and the Company had been combined.

         Prior to the Merger, Continental had a fiscal year end of May 31. Accordingly, the Continental consolidated balance sheets as of May 31, 1993, 1994, 1995 and 1996 have been combined with the Company's balance sheets as of September 30, 1993, 1994, 1995 and 1996, respectively. The related Continental statements of income, stockholders' equity and cash flows for the years ended May 31, 1993, 1994, 1995 and 1996 have been combined with the Company's statements of income, stockholders' equity and cash flows for the fiscal years ended September 30, 1993, 1994, 1995 and 1996, respectively. Continental's balance sheet and the related statement of income, stockholders' equity and cash flows have been restated to conform to the Company's fiscal year end of September 30, 1997.

         As permitted by regulations of the Securities and Exchange Commission, Continental's four-month period ended September 30, 1996 has been omitted from the financial statements. Continental's revenues, cost of sales, income before taxes and net income for this four month period were $234.4 million, $191.6 million, $18.8 million and $11.2 million, respectively.

(3) Cash dividends per common share represent those dividends declared to the Company's stockholders, unadjusted for the Merger.

                         PER SHARE PRICES AND DIVIDENDS

         The Common Stock is listed on the NYSE under the symbol DHI. The table below sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE, based on published financial sources, and the dividends paid on such stock. The Common Stock market prices have been adjusted for the Company's 8% stock dividend of May 1996. Because the stock dividend occurred prior to the Merger, only stockholders of the Company at the time of issuance participated in such dividend.

                                                           Common Stock
                                                   -----------------------------
                                                                       Dividends
                                                     High      Low      Declared
                                                   -------   -------   ---------
      Year ended September 30, 1996:
         Quarter Ended December 31...............  $ 11.00   $  8.91     -----
         Quarter Ended March 31..................    11.92      8.91     -----
         Quarter Ended June 30...................    10.75      8.63     -----
         Quarter Ended September 30..............    10.38      7.50     -----

      Year ended September 30, 1997:
         Quarter Ended December 31...............  $ 11.38   $  8.63     -----
         Quarter Ended March 31..................    13.00     10.13   $  0.02
         Quarter Ended June 30...................    12.50      9.00      0.02
         Quarter Ended September 30..............    17.25     10.19      0.02

      Current Year:
         Quarter Ended December 31...............  $ 21.00   $ 15.00   $  0.02
         Quarter Ended March 31..................    23.63     16.56      0.0225
         Third Quarter (through June 5, 1998)....    23.25     17.06      0.0225

         On June 5, 1998, the closing price per share of the Common Stock as reported on the NYSE was $19.00. On that date there were approximately 280 holders of record of the Common Stock.

         Securities holders of businesses to be acquired are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to acquisition of the Shares.

         The Company has paid a quarterly cash dividend to holders of the Common Stock since February 1997. However, the payment of future dividends on the Common Stock, if any, will be a business decision to be made by the Board of Directors of the Company from time to time based upon the results of operations and financial condition of the Company and such other factors as the Board of Directors of the Company considers relevant. The Company is required to comply with certain covenants contained in its bank agreements and its note indentures. The most restrictive of these requirements allows the Company to pay cash dividends on its Common Stock in an amount not to exceed, on a cumulative basis, 50% of consolidated net income, as defined, subject to certain other adjustments. Pursuant to the most restrictive of these requirements, the Company had approximately $32 million available for the payment of dividends and for the acquisition by the Company of its common stock at April 30, 1998.

                         CERTAIN MANAGEMENT INFORMATION

         As contemplated by the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between the Company and Continental, on April 20, 1998, the effective date of the Merger, Bradley S. Anderson and W. Thomas Hickcox, former directors of Continental, were elected directors of the Company, thereby increasing the Board of Directors to 11 members. In connection with the Merger, Mr. Hickcox's employment agreement with Continental was also assumed by the Company. As amended, such employment agreement provides for, among other things: an annual salary of $300,000; a severance benefit equal to the sum of his annual salary plus the average of his three highest annual bonuses for the preceding five calendar years (subject to increase in the event of certain adverse tax consequences); and other employee benefits for three years. Mr. Hickcox also agreed, for two years, or if later, one year after his employment ceases, not to compete with the Company in certain territories where Continental conducted business. In consideration for the non-competition agreement, the Company granted Mr. Hickcox options to purchase 100,000 shares of Common Stock at an exercise price of $22.6875 per share that vest over 10 years under the Company's stock option plan and agreed to set his annual bonus payable under the Company's executive bonus program during the first two years following the Merger at 1.5% of the annual pre-tax earnings of the Company's Continental region and, if his employment agreement is terminated by the Company without cause, or by Mr. Hickcox for good reason, to pay an additional severance bonus of twice the severance benefit described above. The Company also agreed to indemnify Messrs. Anderson and Hickcox, along with the other former Continental directors, and continue directors' and officers' liability insurance in connection with their prior service as directors or executive officers of Continental.

         Mr. Hickcox, age 45, currently serves as a Regional Vice President of the Company. He was the Chief Executive Officer of Continental from October 1997 through April 1998, and President and Chief Operating Officer of Continental from September 1995 and December 1994, respectively, through April 1998, and was Chief Executive Officer of Continental Homes, Inc. ("CHI"), a subsidiary of Continental, from May 1997 through April 1998, President of CHI from September 1995 to May 1997, and Senior Vice President of CHI from May 1991 to September 1995.

         Mr. Anderson, age 37, is a First Vice President of CB Richard Ellis, Inc., an international real estate brokerage company, and he has had various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental from October 1997 through April 1998.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock is 100,000,000 shares of Common Stock, $.01 par value, and 30,000,000 shares of Preferred Stock, $.10 par value. At June 8, 1998, 53,140,075 shares of Common Stock and no shares of Preferred Stock were outstanding.

Preferred Stock

         The Company's Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock (the "Preferred Stock") in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Common Stock

         Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all creditors and liquidation preferences of Preferred Stock, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

         The Company currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter prohibiting stockholder action by written consent; (ii) an article in its charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock to remove a director; (iii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or a committee thereof so empowered by the Board, the bylaws or by law; and (iv) a bylaw providing time limitations for nominations for election to the Board of Directors or for proposing matters which can be acted upon at stockholders' meetings. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director. Additionally, the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                 CERTAIN FEDERAL SECURITIES LAWS CONSIDERATIONS

         Persons who directly or indirectly control, are controlled by, or are under common control with, companies or other entities whose assets or securities are acquired by the Company, whether through an exchange, merger or other form of business combination, may be deemed to be engaged in a distribution of securities, and therefore underwriters of securities within the meaning of Section 2(11) of the Securities Act, if such persons offer or sell any shares of the Common Stock covered by this Prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act. Rule 145(d) provides that such persons will not be deemed to be underwriters if (a) among other things, (i) the Company has complied with certain reporting requirements of the Exchange Act, (ii) the amounts of such shares sold fall within certain volume limitations, (iii) such shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act, (iv) such persons do not solicit or arrange for the solicitation of orders to buy such shares in anticipation of or in connection with the offer or sale thereof to any persons other than the brokers executing the orders to sell such shares; (b) such persons are not affiliates of the Company and have been the beneficial owners of the Common Stock for at least one year, and the Company has complied with certain reporting requirements of the Exchange Act; or
(c) such persons are not, and have not been for at least three months, affiliates of the Company and have been the beneficial owners of the Common Stock for at least two years.

                                  LEGAL MATTERS

         Gibson, Dunn & Crutcher LLP, Dallas, Texas has rendered an opinion (filed as an exhibit to the Registration Statement) with respect to the validity of the Shares being offered hereby.

                                     EXPERTS

         The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The supplemental consolidated financial statements of D.R. Horton, Inc. at September 30, 1997, and for the year then ended, included in the Company's Current Report on Form 8-K dated June 5, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of Arthur Andersen LLP, independent auditors. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The combined financial statements of S.G. Torrey Atlanta, Ltd. and Affiliates appearing in the Company's Current Report (Form 8-K) dated March 13, 1997, have been audited by Whittington, McLemore, Land, Davis & White, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement with respect to Continental Homes Holding Corp. for the years ended May 31, 1997 and 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
No dealer, salesperson or other person is authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS
                                                                            Page

Available Information........................................................ 2
Incorporation of Certain Information
     by Reference............................................................ 2
The Company.................................................................. 3
Risk Factors................................................................. 3
Selected Financial Data...................................................... 6
Per Share Prices and Dividends............................................... 7
Certain Management Information............................................... 8
Description of Capital Stock................................................. 8
Certain Federal Securities Laws Considerations............................... 9
Legal Matters................................................................10
Experts......................................................................10






                                D.R. HORTON, INC.


                                10,000,000 Shares
                                  Common Stock


                                   ----------

                                   PROSPECTUS

                                   ----------



















                                               , 1998





================================================================================

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers.

         The Company's Amended and Restated Certificate of Incorporation, as amended, provides that the Company shall, to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the written request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Company, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect. The Company has entered into an indemnification agreement with each of its directors and executive officers.

         Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The  Company  also  has  obtained   Directors  and  Officers  Liability
Insurance that provides insurance coverage for certain liabilities which may be incurred by the Company's directors and officers in their capacity as such.

Item 21.  Exhibits and Financial Schedules.

     (a)  Exhibits:


           Exhibit
            Number                            Exhibits
           -------                            --------
              2.1    - Agreement  and  Plan of Merger,  dated as of December 18,
                       1997, by and between the Registrant and Continental (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-44279), dated March 13, 1998)
              4.1    - Amended  and  Restated  Certificate of Incorporation,  as
                       amended,  of the Company  (incorporated by reference from
                       Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995)
              4.2    - Amended    and    Restated    Bylaws   of   the   Company
                       (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997)
              5.1    - Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as
                       to the validity of the securities being registered
             23.1    - Consent of Gibson, Dunn & Crutcher LLP, Dallas,Texas (See
                       Exhibit 5.1)
             23.2    - Consent of Ernst & Young LLP, Fort Worth, Texas
             23.3    - Consent of  Whittington, McLemore, Land,  Davis &  White,
                       P.C., Rome, Georgia
             23.4    - Consent of Arthur Andersen LLP, Phoenix, Arizona
             24.1    - Powers   of   Attorney    (See  signature  page  of  this
                       Registration Statement)


Item 22.  Undertakings.

     (a)  The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include   any  prospectus   required  by
                                    Section  10(a)(3)  of the  Securities Act of
                                    1933;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that,for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or
                  Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The Company hereby undertakes:

                  (1) That prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 20, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e)      The  Company  hereby  undertakes  to respond to  requests  for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (f) The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective, to the extent required by General Instruction H.

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on June 10, 1998.

                                         D.R. HORTON, INC.



                                         By  /s/ Donald R. Horton
                                             -----------------------------------
                                             Donald R. Horton
                                             Chairman of the Board and President


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and Donald R. Horton, David J. Keller, Richard Beckwitt and Donald
J. Tomnitz together as a group, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        REGISTRANT OFFICERS AND DIRECTORS


    Signature                           Title                           Date
    ---------                           -----                           ----

/s/Donald R. Horton      Chairman of the Board and President       June 10, 1998
-------------------         (Principal Executive Officer)
Donald R. Horton


/s/Bradley S. Anderson                 Director                    June 10, 1998
----------------------
Bradley S. Anderson


/s/Richard Beckwitt                    Director                    June 10, 1998
-------------------
Richard Beckwitt


/s/Richard I. Galland                  Director                    June 10, 1998
---------------------
Richard I. Galland

    Signature                           Title                           Date
    ---------                           -----                           ----

/s/W. Thomas Hickcox                   Director                    June 10, 1998
--------------------
W. Thomas Hickcox


/s/Richard L. Horton                   Director                    June 10, 1998
--------------------
Richard L. Horton


/s/Terrill J. Horton                   Director                    June 10, 1998
--------------------
Terrill J. Horton


/s/David J. Keller        Treasurer, Chief Financial Officer       June 10, 1998
------------------        and Director (Principal Accounting
David J. Keller                  and Financial Officer)


/s/Francine I. Neff                    Director                    June 10, 1998
-------------------
Francine I. Neff


/s/Scott J. Stone                      Director                    June 10, 1998
-----------------
Scott J. Stone


/s/Donald J. Tomnitz                   Director                    June 10, 1998
--------------------
Donald J. Tomnitz

                                  EXHIBIT INDEX

      (a)  Exhibits:



           Exhibit
            Number                            Exhibits
           -------                            --------
              2.1    - Agreement  and  Plan of Merger,  dated as of December 18,
                       1997, by and between the Registrant and Continental (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-44279), dated March 13, 1998)
              4.1    - Amended  and  Restated  Certificate of Incorporation,  as
                       amended,  of the Company  (incorporated by reference from
                       Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995)
              4.2    - Amended    and    Restated    Bylaws   of   the   Company
                       (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997)
              5.1    - Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as
                       to the validity of the securities being registered
             23.1    - Consent of Gibson, Dunn & Crutcher LLP, Dallas,Texas (See
                       Exhibit 5.1)
             23.2    - Consent of Ernst & Young LLP, Fort Worth, Texas
             23.3    - Consent of  Whittington, McLemore, Land,  Davis &  White,
                       P.C., Rome, Georgia
             23.4    - Consent of Arthur Andersen LLP, Phoenix, Arizona
             24.1    - Powers   of   Attorney    (See  signature  page  of  this
                       Registration Statement)